Exhibit 99.1

Pacific Premier Bancorp
First Quarter 2019 Conference Call
April 23, 2019 at 12:00 PM Eastern

CORPORATE PARTICIPANTS Steven Gardner - Chairman, President, and Chief Executive Officer Ronald Nicolas - Senior Executive Vice President and Chief Financial Officer

PRESENTATION

Operator
Good day, and welcome to the Pacific Premier Bancorp Q1 2019 Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation there will be an opportunity to ask questions. To ask a question, you may press star (*), then one (1) on a touchtone phone. To withdraw your question, please press star (*), then two (2). Please note this event is being recorded.

I would now like to turn the conference over to Mr. Steve Gardner, Chairman and CEO of Pacific Premier Bancorp. Please go ahead.

Steve Gardner
Thank you, Allison. Good morning, everyone. I appreciate you joining us today. As you are all aware, earlier this morning, we released our earnings report for the first quarter of 2019. I'm going to walk through some of the notable items, Ron Nicolas is going to review a few of the financial details, and then we'll open up the call to questions. I'll also note that in our earnings release this morning, we have the Safe Harbor Statement relative to the forward-looking comments, and I'd encourage all of you to take a look and read through those.

We began the year with a solid quarter that reflects what we have accomplished over the past few years to strengthen the franchise and increase our earnings power. In the first quarter, we generated net income of $38.7 million, or $0.62 per share, which includes $655,000 of merger-related expense. The team remains disciplined in executing on our strategic priorities, namely protecting our net interest margin, strengthening operating efficiencies, and profitably growing the Company. This approach is what drives our superior level of returns. In the first quarter we generated a return on average assets of 1.34% and a return on average tangible common equity of 15.45%.

Our approach to balance sheet management remains a key factor in our growth rates. First, we are being selective in the loans we are generating, given the duration of the current business cycle as we enter the 10th year of an economic expansion that began in mid-2009. Second, we seek to maintain our loan growth in line with core deposit growth. Since the market continues to be competitive for deposits, we feel it's prudent to moderate our loan growth until we see stronger inflows of lower-cost core deposits. Additionally, the first quarter is typically a seasonably slower period for loan production. So, these factors contributed to a lower level of loan originations than we had over the past few quarters. However, we continue to actively originate loans that provide attractive risk-adjusted yields and temper loan production in non-core loan categories. This is reflected in our mix of loan production this quarter, which included $151 million in C&I and owner-occupied CRE loans, $86 million in franchise loans, $74 million of construction loans, and $42 million of SBA loans. The average interest rate on loan originations this quarter was 5.67%, up 32 basis points from the prior quarter, which reflects the organization's discipline around loan pricing. This prudent approach to balance sheet management has enabled us to protect our net interest margin.

Our asset quality metrics are solid and our loss experience remains exceptionally low, owing to our cash flow underwriting standards, active portfolio management, and our proactive loss mitigation tactics. Once again, our net charge-offs were less than one basis point of average loans in the quarter and our NPAs are 11 basis points of total assets. Although, we had one $5.6 million franchise loan moved to nonperforming status, which were due to specific circumstances with the borrower, we are not seeing negative trends or an overall degradation in the cash flows within the franchise portfolio or within our other loan portfolio segments. Our teams have made good progress on implementing CECL, and we will be in full compliance when reporting begins next year. The work began over two years ago in conjunction with our preparation for complying with DFAST stress testing and meeting the heightened regulatory expectations for banks over $10 billion in assets. We are working toward further refinement of our assumptions and validating our modeling and loss methodologies across the portfolios. We expect to start to run parallel models later this year.

During the first quarter, deposit growth rates were impacted by seasonal factors as well as branch consolidations over the past two quarters. Our specialty deposit group in particular saw heightened outflows, while the consolidation of five depository branches, two in the current quarter and three in the fourth quarter of 2018, also impacted our level of core deposits. We have a number of ongoing projects that we expect will lead to stronger growth rates as we move through 2019. The specialty deposits group, which was formed in connection with the Grandpoint acquisition, is developing as planned, and we expect them to provide incremental deposit growth as well as higher fee income in the back half of this year. We continue to refine and improve our deployment of Salesforce within the organization. This important tool provides our employees with critical information that helps drive more effective business development efforts and an overall superior client experience.

Additionally, we are making investments to build upon and leverage the technology we've developed for our nationwide HOA management line of business, namely Data Vault, which integrates into the accounting software utilized by many HOA management companies. This API-compatible system provides the bank a competitive advantage in the HOA deposit space. As we build on our capabilities in this area, we expect to expand our rollout of API banking later this year. Over time, this technology is expected to provide meaningful growth opportunities for us to add to our franchise.

Looking ahead, we expect we can continue to generate strong earnings and returns. Our loan production strategy remains focused on generating loan commitments with attractive risk-adjusted yields while maintaining the fundamental foundation of proactive credit risk management. Our net interest margin should remain stable in most interest rate environments, owing to our loan pricing approach and by generating lower cost core deposits through long-lasting client relationships.

We have made significant effort to grow the bank to the size it is today at $11.6 billion. And, this platform is providing operating leverage and efficiencies, which continues to positively impact our profitability and returns. We continue to see interesting acquisition opportunities, but we will remain disciplined in our approach to evaluating and pricing all potential acquisitions, which need to meet our criteria for adding strategic value and being financially attractive. The strength in our earnings provides us flexibility around capital management.

We continue to review options to effectively deploy our capital to deliver a balanced and strong total return for our shareholders. The Company did not repurchase any shares during the quarter; however, we continue to assess various alternatives to maximize our capital structure and to optimize our regulatory capital ratios.

With that, I'm going to turn the call over to Ron to provide a little more detail on our first quarter results.

Ron Nicolas
Thanks, Steve, and good morning, everyone. As in the past, I will be reviewing some of the more significant items in the quarter, focusing primarily on the linked quarter comparison. As highlighted in our earnings release, we reported net income of $38.7 million for the quarter and earned $0.62 per diluted share compared with net income of $39.6 million, or $0.63 per diluted share in the fourth quarter of 2018. Excluding merger-related costs, we earned $0.63 per diluted share. Total revenue was $119.1 million for the quarter compared with $124.5 million in the prior quarter as the Company realized lower net interest income primarily due to two less days of interest as well as lower accretion income. Total operating expense excluding merger-related costs came in at $62.9 million compared with $64.6 million in the prior quarter. We finished the quarter at $11.6 billion in total assets compared with $11.5 billion in the prior quarter, and total loans of $8.9 billion and total investments of $1.2 billion. Total deposits were $8.7 billion and total shareholders' equity was just over $2 billion.

Taking a closer look at the income statement. Our net interest income of $111.4 million decreased $6.1 million from the prior quarter, and our net interest margin decreased to 4.37% from 4.49% in the prior quarter.

Accretion income fell $2.5 million to $3.8 million for the quarter compared with $6.3 million in the prior quarter as a result of lower prepayments in our acquired portfolio. Excluding the impact of accretion income, our core net interest margin decreased to 4.21%, three basis points lower than the prior quarter. Higher core interest earning asset yields were offset by higher deposit costs, which increased eight basis points, as non-interest-bearing deposit balances decreased from the prior quarter, and we saw higher money market and retail CD interest costs. Our core loan yields expanded four basis points for the quarter to 5.38%, partially offsetting the higher funding costs. We expect our core net interest margin to be in the range of 4.15% to 4.20% for the second quarter of 2019 and expect accretion income to contribute approximately 10 to 12 basis points to our net interest margin.

The Company recorded a provision for credit loss of $1.5 million in the quarter compared with $2.3 million in the prior quarter. Both quarters included a provision recapture on our reserve for unfunded commitments. Excluding the impact of the unfunded commitment recapture, the Company recorded a loan loss provision of $2.0 million compared with $2.9 million in the prior quarter, covering our loan portfolio growth, mix, and loss factor changes as well as net charge-offs for the quarter. We anticipate our provision expense to be in the $1.5 million to $2.5 million range for the second quarter, given our anticipated growth and the loan portfolio’s overall credit profile.

Non-interest income of $7.7 million increased $700,000 from the prior quarter largely as a result of investment security sale gains and a positive mark-to-market on our CRA equity investments of $600,000. Loan sale gains were $1.7 million this quarter compared with $1.9 million in the prior quarter. During the quarter, we sold $25.5 million of SBA loans, achieving a net gain of 7% compared with $26.1 million sold for a net gain of 6% in the prior quarter. The prior quarter also included a small gain of $300,000 on the sale of other loans. There were no non-SBA loan sales in the first quarter. We expect our non-interest income to be in the range of $6.5 million to $7 million, based upon recurring income and normal business activities.

Our non-interest expense, excluding merger-related costs, came in at $62.9 million compared with $64.6 million in the prior quarter. The $1.7 million decrease resulted from the Company benefiting from a full quarter of Grandpoint cost savings compared with the prior quarter. Staffing for the first quarter decreased nine employees, ending the quarter at 1,014 employees in total. We anticipate our quarterly expense run rate to be in the range of $64 million to $65 million for the second quarter. Our first quarter tax rate came in at 28.3% compared with 27.9% in the fourth quarter, and we expect our combined effective tax rate to be approximately 27% to 28% for the second quarter and full year.

Turning now to the balance sheet. Total loans held for investment ended the quarter at $8.87 billion, a net increase of $29 million from the fourth quarter. For the quarter, we originated $550 million in new loan commitments at a weighted average rate of 5.67% compared with $730 million at a weighted average rate of 5.35% in the prior quarter. The origination rate increase benefited from both the Fed's December rate hike and a more favorable loan mix, as 53% of our originated commitments were business loans compared with 44% in the prior quarter.

Although prepayments fell to $280 million in the first quarter from $400 million in the prior quarter, the entire benefit was offset by lower line utilization during the quarter. Our investment portfolio finished the quarter at $1.2 billion, an increase of $67 million compared to the end of the fourth quarter. During the quarter, we purchased approximately $250 million of new securities and sold approximately $170 million of shorter duration securities to improve the portfolio's expected total return. We anticipate continued growth in the investment portfolio in the second quarter and for the remainder of the year as we target a year-end portfolio of approximately 10% to 12% of total assets. Total deposits finished the quarter at $8.7 billion with non-interest bearing deposits of $3.4 billion, or 39% of total deposits and non-maturity deposits representing 82% of total deposits.

During the quarter, the Company added short-term broker CDs to supplement our total deposits. As a result, our loan-to-deposit ratio finished the quarter at 101.7%, down from the prior quarter of 102.1%. Our total shareholders' equity ended the quarter at just over $2 billion, and we finished the quarter with 62.8 million fully diluted shares outstanding. Our tangible book value at March 31st increased to $17.56 per share, a 14% annualized increase compared to December 31st, 2018. Our tangible common equity ratio increased to 10.31% compared to 10.02% in the prior quarter. Lastly, the Board of Directors approved a quarterly dividend of $0.22 per share payable May 15th for shareholders of record on May 1st.

And finally, taking a look at asset quality. Although non-performing loans increased modestly, primarily due to one franchise loan, overall non-performing assets ended the quarter at 11 basis points of total assets and delinquent loans at 18 basis points of total loans held for investment. Our allowance for loan loss ended the quarter at $37.9 million, an increase of $1.8 million from the prior quarter and represented 294% of total non-performing loans. Our allowance-to-loans coverage ratio ended the quarter at 0.43% of total loans held for investment compared with 0.41% in the prior quarter. We currently have approximately 47% of our total loan portfolio under fair value accounting, with a total discount of $57 million. This puts our combined loss coverage ratio at 1.07%.

With that, we would be happy to answer any questions you may have. Operator, please open up the call for questions.

QUESTIONS AND ANSWERS

Operator
Thank you. We will now begin the question-and-answer session. To ask a question, you may press star (*), then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time you questions has been addressed and you would like to withdraw your question, please press star (*), then two (2).

Our first question today will come from Matthew Clark of Piper Jaffray. Please go ahead.

Matthew Clark
Hi, good morning. Can you just give us a little more color behind the borrower situation, that franchise loan that moved into non-accrual? Just what type of franchise is it and, I guess, again kind of the specific situation that occurred there?

Steve Gardner
Yes, I can't speak to the borrower themselves, Matt. It’s a fairly unique situation to that borrower, has multiple stores that they operate, has been a long time operator. And it's a -- just like the vast majority of our portfolio. It's in a national brand of fast food, which is what we focus on. Beyond that, nothing else going on in the portfolio, as I mentioned in the prepared comments. We’re not seeing any change in cash flows for the various owners and franchisees that we finance.

Matthew Clark
Would this happen to be the Checkers burger joint, I mean, is that one on your list of kind of pre-approved franchises and, I guess, do you have additional exposure to?

Steve Gardner
I don't even know who that is, and no, they're not on our approved list, never heard of them.

Matthew Clark
Okay.

Steve Gardner
We only, Matt, we do national franchises, fast food, not -- these are household names. Burger King, Dunkin' Donuts, KFC, Sonic, and the like.

Matthew Clark

Okay, so you may have additional exposure to this type of national brand, but again, this is really borrower-specific, not related to the brand?

Steve Gardner
Yes, I don't know who the brand is that you said, Checkers or something?

Matthew Clark
No, I wasn't talking about that anymore. I was just asking whether or not you may have additional exposure to this brand, but in this case, it's really the borrower that deteriorated, not the brand.

Steve Gardner
Yes, correct. We monitor -- we don't have a lengthy list of approved franchisors. And, again, it is principally national brands, and we monitor how those parent companies are doing on a regular basis.

Matthew Clark
Right, good. Okay, great. And, then I think in the release you mentioned that the line utilization within the loan portfolio was down. Can you just give us what that percentage was in the fourth and first quarter?

Ron Nicolas
Yes, I don't have the percentage handy, but effectively, Matt, we dropped roughly about on a change basis, about 50% here in the first quarter from where we were in the fourth quarter. You'll recall that we did see a pretty sizable uptick in the fourth quarter, I think reflecting obviously the general economic conditions and business activity, and then here is, as you know, which is typical. We saw a slowdown. We saw some paydowns of the lines, of course, and we saw some of that kind of flow out of our deposit accounts to pay down those lines. So, typical seasonal effect of the lines.

Matthew Clark
Okay. And, then on the targeted adjusted efficiency ratio. I think, Steve, you've talked about wanting to get into the mid-40s. Any update there on that target and timing to get there?

Steve Gardner
No real update. We continue to improve the operating leverage of the Company, and we expect over time that the efficiency ratio should begin to approach the mid-40% range.

Matthew Clark
Thank you.

Operator
Our next question will come from Gary Tenner of D.A. Davidson. Please go ahead.

Gary Tenner
Thanks, good morning. I just wanted to ask, you know, your commentary about some balance sheet growth acceleration from some of the investments you've made in specialty deposits and
Salesforce, et cetera. It sound like they're little more geared towards the deposit side, which is great certainly in a challenging deposit environment. But, I'm just wondering is there any additional carryover benefit on the loan side that maybe I didn't quite catch in your comments, and more broadly on the loan front, how are you feeling about the environment now in terms of the quality of lenders that you're seeing come across your desk, given your comments about the length of the expansion and maybe another caution on the lending side?

Steve Gardner
So, certainly, the Salesforce technology that we have deployed throughout the organization, it is both to help us manage the existing portfolio of loans and deposits, provides our relationship managers, market presidents that oversee those groups very good visibility into their existing clients, and as well into the business development activities of their various teams, what's in the pipeline from the loan and deposit side. So, those investments that are ongoing and that we began roughly seven years ago when we first deployed Salesforce as a CRM tool, we expect those to benefit both loans and deposits and a better client experience and improved overall relationship management, and we pick up that same benefit then in some of the specialty lines of business that we operate, be it the franchise lending, the SBA, the HOA management, and the like.

As far as the quality, I think, we're still seeing, the quality that we're putting on the books is fairly strong. I think that there has been, or I don't, it's not I think, we have seen just a little bit of softness in demand in the first quarter that may be seasonally related, that may be related to the government shutdown, a number of other factors. We've certainly seen a little bit of a slowdown in economic activity. I'm talking about from a national basis. And, my comment was more just the fact regarding the economy and this expansion that we're cognizant of the fact that we're 10 years in, and we're still, from the Board to the executive management, all believers that businesses run in cycles and so does the economy, and we're not forecasting a slowdown or a recession. But, we are cognizant of where we are in the cycle and that impacts how we're looking at various opportunities to add loans. And, then as I said as well, it's tied very much to core deposit growth.

Gary Tenner
Great. Thanks for that color, Steve, that’s appreciated. And, then just one follow-up, Ron, on the margin and the guidance for the quarter, I think, with the core margin between 4.15%, 4.20%, a little below where it was in the first quarter. As you look beyond the second quarter, assuming the Fed’s on pause through the year, how do you see the deposit pricing sort of change for PPBI? Can you hold the deposit pricing where it may sell out in the second quarter and then kind of what's the margin outlook beyond that?

Ron Nicolas
Gary, it's difficult to say. Obviously, we saw an uptick here in the first quarter. We continue to see pricing pressure as we begin the second quarter. I think we're hopeful that we're going to start to see a slowdown again with the Fed pausing, as you said, and maybe that momentum will slow down a little bit and the deposit pricing will stabilize. But again, we don't compete on a price basis. We compete on a client basis. So, we're pretty confident, you know, the strategies, the technologies, the things that Steve has talked about, that's going to make some inroads as we move throughout 2019. The impact on the margin, though, we'll see. We’ll see how that goes. Right now, we're pretty confident that that 4.15% to 4.20% core margin guidance is pretty good, pretty tight.

Gary Tenner
Okay, guys. Thank you.

Operator
The next question will come from Jackie Bohlen of KBW. Please go ahead.

Jackie Bohlen
Hi, good morning, everyone. Steve, a question just on growth expectations, kind of a couple of parts here. The first being that, I believe, it was the press release that had mentioned the potential for an acceleration in the latter half of the year. So, first, how much of an acceleration do you expect? And second, as you're managing loan growth, understanding your views on the cycle and the desire to fund these loans with core deposit growth, do you manage it through maybe not booking a loan that you otherwise might have or would you look to manage it through potential loan sales, and I know that the quarter only included SBA sales?

Steve Gardner
Sure. So, a couple of things. It’s, as we have alluded to here over the last few quarters, Jackie, it is difficult to forecast where we're -- rather the rate of growth the Company will achieve here, given the deposit environment that we find ourselves in and the fact that we're just not willing to compete on price for deposits. We want long-term relationships with our clients, which leads to stable lower-cost core deposits, and that is principally what we are focused on. We have, in the past, utilized loan sales to manage our net growth, and I would expect us to continue to do so in the future. It's a tool that we've deployed for a number of years. As it relates to loans that we're originating, what's key, we're not passing on any C&I owner-occupied CRE relationship-based loans. The fact is is that we have historically run the bank near 100% loan-to-deposit ratio, and we have utilized either multifamily or investor-owned CRE to get us to that level to supplement our C&I or SBA, the other business categories and core lines of business that we're in. The multifamily and CRE loans generally come with -- are the lowest yielding and also more generally are transaction in nature. So, we merely slow down the production of those loans. It allows us to price up a little bit for those that we do do. But, we're not passing on any relationship loans that meet our cash flow and credit risk metrics.

Jackie Bohlen
Okay. So, overall these movements also speak to the comments you had regarding protecting the net interest margin, regardless of the rate environment.

Steve Gardner
That's correct.

Jackie Bohlen
Okay. That’s helpful. Thank you. And, just one last quick one for me, you had tremendous expense control in the quarter coming in once the merger costs are excluded, well below the $64 million to $67 million guidance you had last quarter. Was there any driver or something unique that you weren't anticipating that kept expenses lower in the quarter?

Steve Gardner
I'll let Ron answer that.

Ron Nicolas
Jackie, the driver was the achievement of the cost, the full-on cost savings with the Grandpoint acquisition. Everything fell into place as anticipated, but very nicely. And, we saw a number of categories, including the personnel line, which fell on a quarter-to-quarter basis.

Steve Gardner
I'd also add the branch consolidations that came towards the latter part of the fourth quarter and that we completed here in the second quarter, or rather in the first quarter also incrementally benefited expenses.

Jackie Bohlen
Okay. And, is that small amount of growth, just looking at the $63 million ex-merger charges to a $64 million to $65 million run rate. Is that just based purely on expectations for franchise growth and development?

Steve Gardner
Generally speaking, yes.

Ron Nicolas
Yes.

Jackie Bohlen
Okay. Thank you.

Operator
Again, if you have a question please press star (*) and then one (1).

Our next question will come from Andrew Liesch of Sandler O'Neill. Please go ahead.

Andrew Liesch

Good morning, guys. You covered pretty much all my questions except just one on the buyback that you have out there, but I would have thought that with the stock trading where it was during the quarter that you might have been active with it. So, just kind of curious, what are your thoughts, like what's the Board thinking? Like where would you guys, is there a certain level where you would like to get more aggressive utilizing it? And, I guess I'll just leave it there.

Steve Gardner
Sure. As I mentioned in my comments, Andrew, we're continuing to assess opportunities to potentially repurchase shares. As I've mentioned before, the primary governor for us in capital management happens to be total risk-based capital. That's owing to the fact that the balance sheet is 100% loaned up at a little over 100% loan-to-deposit ratio, and that as a commercially focused bank, our loan portfolio is principally 100% risk-based assets. And, as such, it is far more the level of risk-based capital that we have both at the bank and the holding company that governs capital management. We're looking at opportunities where we might take advantage to optimize our capital and capital ratios and potentially deploy additional capital through buybacks, and the Board is actively assessing that and will continue to do so. And, we'll see where things transpire. I certainly think with where we're trading today, it is an attractive opportunity to repurchase stock.

Andrew Liesch
Got you. Thanks. You’ve covered everything else that I’ve wanted to ask.

Operator
The next question will come from Don Worthington of Raymond James. Please go ahead.

Don Worthington
Thank you. Good morning. Just wanted to ask about SBA. Are you seeing volumes hold up there? It looks like premiums increased in the quarter. Just curious kind of where that market is right now?

Steve Gardner
Yes, it has been fairly competitive. We've talked about that in the past. We haven't seen any material change. I don't anticipate any change there. Certainly, a number of lenders have come into that space over the last couple of years. We're going to maintain our pricing and credit discipline in that line of business. And, so I don't expect to see any material change in either production or gain on sale, at least as we sit here today.

Don Worthington
Okay, great. And, then are you finished with the branch consolidation that you’ll be doing?

Steve Gardner
I don't anticipate any at this point, but it is something that we frequently review and assess to see if there are opportunities to pick up efficiencies.

Don Worthington
Okay. All right. Thanks, Steve.

Operator
Ladies and gentlemen, this will conclude our question-and-answer session. At this time, I'd like to turn the conference back over to Mr. Gardner for any closing remarks.

CONCLUSION

Steve Gardner
Thank you, Allison. We appreciate everyone joining us today. If you have any additional questions, feel free to reach out to either Ron or myself.

Operator
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines.